Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 24, 2012

Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION THIRD QUARTER INCOME

RISES 30% OVER SAME PERIOD LAST YEAR

2012 third quarter results improve 33% above second quarter

BILOXI, MS (October 24, 2012)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, earned $749,000 in the third quarter of 2012, an increase of 30% over the same period last year and 33% more than the second quarter this year, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.

Earnings per weighted average share for third quarter of 2012 totaled $.14 compared to $.12 per weighted average share in the same period last year and $.11 in the second quarter of this year. Earnings per share figures are based on weighted average shares outstanding of 5,136,918 as of September 30, 2012 and 2011.

Net income in the first nine months of 2012 totaled $1,816,000, compared to $1,825,000 for the same period in 2011.

“Our results for third quarter continue to show steady improvement,” said Swetman. “Our loan volume is still gradually increasing, and our provision for loans losses is leveling off,” he added.

The provision for loan losses in the third quarter this year totaled $541,000, compared to $544,000 in the same quarter last year.

Loans outstanding as of the first nine months of 2012 increased to $435 million, 3% more than the loan portfolio at the same time last year.

The bank’s primary capital ratio rose to 14.49% at the end of the third quarter of 2012, compared to 14.17% at the end the same period in 2011. That remains the highest level of primary capital since 2004.

Founded in 1896, with $813 million in assets as of September 30, 2012, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net interest income	$5,622	$5,432	$16,908	$16,981
Provision for loan losses	541	544	2,371	1,731
Non-interest income	2,303	2,960	7,320	7,434
Non-interest expense	6,585	7,419	20,138	21,349
Income taxes	50	(148)	(97)	(490)
Net income	749	577	1,816	1,825
Earnings per share	.14	.12	.35	.36

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Allowance for loan losses, beginning	$6,743	$6,714	$8,135	$6,650
Recoveries	33	13	103	206
Charge-offs	(229)	(247)	(3,521)	(1,563)
Provision for loan losses	541	544	2,371	1,731

Allowance for loan losses, ending	$7,088	$7,024	$7,088	$7,024

ASSET QUALITY

	September 30,
	2012	2011
Allowance for loan losses as a percentage of loans	1.62%	1.66%
Loans past due 90 days and still accruing	$167	$6,380
Nonaccrual loans	53,918	32,244

PERFORMANCE RATIOS (annualized)

	September 30,
	2012	2011
Return on average assets	.30%	.30%
Return on average equity	2.19%	2.33%
Net interest margin	3.07%	3.24%
Efficiency ratio	92%	94%
Primary capital	14.49%	14.17%

BALANCE SHEET SUMMARY

	September 30,
	2012	2011
Total assets	$813,434	$817,267
Loans	435,336	422,157
Securities	302,922	311,736
Other real estate (ORE)	7,369	6,963
Total deposits	498,016	487,854
Total federal funds purchased	140,076	172,941
Shareholders’ equity	111,169	107,611
Book value per share	21.64	20.95
Weighted average shares	5,136,918	5,136,918